N E W S R E L E A S E

Investors:	Brett Manderfeld	John Penshorn	Media:	Don Nathan	Tyler Mason
	Vice President	Senior Vice President		Senior Vice President	Vice President
	952-936-7216	952-936-7214		952-936-1885	424-333-6122

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS 2014 RESULTS,
HIGHLIGHTED BY STRENGTH IN GROWTH MARKETS

•	Revenues of $130.5 Billion Grew 7% Year-Over-Year

•	Operating Earnings of $10.3 Billion Grew 7% Year-Over-Year

•	Cash Flows from Operations Grew 15% Year-Over-Year and Exceeded $8 Billion

•	Full Year Net Earnings Grew to $5.70 Per Share

NEW YORK, N.Y. (January 21, 2015) - UnitedHealth Group (NYSE: UNH) today reported fourth quarter and full year 2014 results, highlighted by Optum’s exceptional revenue growth, margin expansion and earnings advances and broad-based strength in UnitedHealthcare’s public and senior sector benefits business.

“We enter 2015 with a positive outlook and rising business momentum. Steady innovation and year by year advances in the quality, breadth and value of our services to employers, government sponsors, consumers and care providers are creating opportunities for revenue and earnings growth in traditional and new markets,” said Stephen J. Hemsley, chief executive officer of UnitedHealth Group.

The Company estimates 2015 revenues in a range of $140.5 billion to $141.5 billion and projects rising net earnings per share growth in 2015, to a range of $6.00 to $6.25 per share, and strong cash flows from operations in a range of $8.0 billion to $8.4 billion.

Quarterly And Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2014	2013	2014	2014	2013
Revenues	$33.4 billion	$31.1 billion	$32.8 billion	$130.5 billion	$122.5 billion
Earnings From Operations	$2.8 billion	$2.5 billion	$2.9 billion	$10.3 billion	$9.6 billion
Net Margin	4.5%	4.6%	4.9%	4.3%	4.6%

•
UnitedHealth Group’s full year 2014 revenues of $130.5 billion grew $8 billion or 7 percent year-over-year. UnitedHealthcare growth was led by strength in the public and senior sector, which grew organically to serve more than 1.3 million additional people. Optum’s year-over-year revenue growth rates of 25 percent for the full year and 23 percent in the fourth quarter reflect the market’s growing response to Optum’s distinctive capabilities.

•
Full year 2014 earnings from operations were $10.3 billion and net earnings were $5.6 billion, or $5.70 per share. The ACA negatively impacted full year net earnings by $1 billion or approximately $1.00 per share. Fourth quarter earnings from operations were $2.8 billion and net earnings were $1.5 billion, or $1.55 per share, as the earnings per share growth rate rose to 10 percent year-over-year in the fourth quarter.

•
The 2014 consolidated medical care ratio decreased 60 basis points year-over-year to 80.9 percent, reflecting the premium impact of ACA fees, partially offset by an increased mix of public and senior sector business. The fourth quarter medical care ratio of 79.8 percent decreased 140 basis points year-over-year, due to the impact of ACA fees and improved premium yields, partially offset by business mix.

•
Favorable reserve development was $100 million in the fourth quarter, including $40 million related to the prior year’s medical services, compared to a total of $170 million for the fourth quarter of 2013, including $100 million related to the previous year’s services. Overall medical cost trends remained well controlled, with decreased inpatient hospital usage per person in 2014.

•
Meaningful improvements in productivity and operating efficiency in 2014 were more than offset by 120 basis points of ACA fees and taxes and the growing mix of health care services business, as the operating cost ratio increased 80 basis points to 16.6 percent. The seasonally higher fourth quarter operating cost ratio of 17.5 percent increased 130 basis points year-over-year due to ACA costs and health care services business growth.

•	The full year 2014 tax rate of 41.8 percent increased 540 basis points year-over-year due to ACA taxes.

UnitedHealth Group Results - Continued

•
Cash flows from operations grew 15 percent year-over-year to $8.1 billion, exceeding 1.4x net earnings for the year. Fourth quarter cash flows from operations grew to $2.4 billion, or 1.6x net earnings.

•
Fourth quarter 2014 days sales outstanding in accounts receivable of 12 days increased 3 days year-over-year, reflecting the growing revenue contribution from state and federal customers and health care services business. Fourth quarter 2014 days claims payable of 47 days were stable year-over-year, and within the expected range of 47 to 50 days.

•
The Company’s balance sheet remained strong, with nearly $1 billion of cash available for corporate use and a debt to total capital ratio of 35 percent at December 31, 2014. Return on equity again exceeded 17 percent in 2014.

•
UnitedHealth Group repurchased $4 billion in stock in 2014 at an average price of approximately $82.60 per share, and paid $1.4 billion in shareholder dividends, up 29 percent year-over-year. The dividend was increased by 34 percent in June 2014 to an annual rate of $1.50 per share.

UnitedHealthcare provides health care benefits, serving individuals and employers ranging from sole proprietorships to large, multi-site and national and international organizations; delivers health and well-being benefits to Medicare beneficiaries and retirees; manages health care benefit programs on behalf of state Medicaid and community programs; and serves the nation’s active and retired military and their families through the TRICARE program.

Quarterly And Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2014	2013	2014	2014	2013
Revenues	$30.4 billion	$28.8 billion	$30.0 billion	$119.8 billion	$113.7 billion
Earnings From Operations	$1.7 billion	$1.8 billion	$2.0 billion	$7.0 billion	$7.1 billion
Operating Margin	5.7%	6.2%	6.8%	5.8%	6.3%

•
Full year 2014 UnitedHealthcare revenues of $119.8 billion grew $6.1 billion or 5 percent year-over-year, as an anticipated decline in people served through commercial benefits was more than offset by strong growth in people served in the public and senior sector. Fourth quarter revenues of $30.4 billion grew 6 percent year-over-year.

•
UnitedHealthcare earnings from operations of $7 billion for full year 2014 decreased $140 million year-over-year, including $49 million in the fourth quarter. The operating margin of 5.8 percent decreased 50 basis points, as advances in operating performance, service and margins were more than offset by 85 basis points of margin pressure from ACA Medicare rate cuts, reinsurance fees and health insurance taxes.

UnitedHealthcare Employer & Individual

•
UnitedHealthcare Employer & Individual revenues decreased $1.8 billion to $43 billion in 2014 due principally to a decrease of 680,000 people served through risk-based products over the course of the year. Management expects UnitedHealthcare will return to growth in both the risk- and fee-based product categories in 2015, driven by strong client retention and new growth opportunities arising from increased participation in state public exchanges.

•	Year-over-year, UnitedHealthcare’s full year 2014 commercial medical care ratio decreased 140 basis points to 79.6 percent, and the fourth quarter ratio of 81.8 percent decreased 170 basis points.

UnitedHealthcare Medicare & Retirement

•	UnitedHealthcare Medicare & Retirement grew revenues $2 billion or 5 percent year-over-year to $46.3 billion in 2014, including growth of 5 percent to $11.5 billion in the fourth quarter.

•
UnitedHealthcare generated full year net growth of 15,000 people and surpassed 3 million people served in its Medicare Advantage program, despite losses of 150,000 people from the exit of certain products and markets in response to inadequate government funding for Medicare.

•	Medicare Supplement products grew 9 percent in 2014, as UnitedHealthcare served 295,000 more people, including 35,000 in the fourth quarter.

•	UnitedHealthcare’s stand-alone Medicare Part D drug plans grew 4 percent in 2014, serving 215,000 more people.

UnitedHealthcare Community & State

•
In 2014, UnitedHealthcare Community & State revenues of $23.6 billion grew $5.3 billion or 29 percent year-over-year, due to strong growth in people served through state sponsored benefit programs. Fourth quarter revenue growth accelerated to 37 percent year-over-year, with revenues increasing by $1.75 billion to $6.5 billion in the quarter.

•
UnitedHealthcare expanded its Medicaid services to reach more than 1 million additional people in 2014, including 135,000 people in the fourth quarter, and now serves in excess of 5 million Americans through community-based health benefit programs.

UnitedHealthcare Global

•
UnitedHealthcare Global’s revenues of $6.9 billion grew $552 million or 9 percent year-over-year in 2014, with increased revenue yields and hospital services revenue growth more than offsetting a 380,000 member reduction related to strengthened pricing for insurance products.

Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, governments, life sciences companies and consumers. Using advanced data analytics and technology, Optum helps improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance.

Quarterly And Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2014	2013	2014	2014	2013
Total Revenues	$12.9 billion	$10.4 billion	$12.0 billion	$47.7 billion	$38.1 billion
Earnings From Operations	$1.039 billion	$677 million	$865 million	$3.3 billion	$2.5 billion
Operating Margin	8.1%	6.5%	7.2%	6.9%	6.5%

•
In 2014, Optum revenues grew by $9.6 billion or 25 percent year-over-year to $47.7 billion, with fourth quarter revenues up 23 percent to $12.9 billion. Full year revenues grew by double-digit percentages in each of Optum’s major businesses.

•	OptumHealth revenues of $11 billion grew 12 percent, led by expansion and growth in integrated care delivery services, including local clinical care delivery and subacute care services.

•
OptumInsight revenues grew 11 percent to $5.2 billion, including growth of 26 percent in the fourth quarter. Revenue backlog grew to $8.6 billion at year end, with external business backlog up nearly 20 percent, driven by expansion in revenue management services.

•	OptumRx grew revenues 33 percent to $32 billion and fulfilled 570 million adjusted scripts for patients in 2014, up 23 percent year-over-year.

•
Optum grew earnings from operations by 32 percent, rising $791 million to $3.3 billion and outpacing the 25 percent revenue growth rate, as operating margins expanded meaningfully to 6.9 percent for the full year and 8.1 percent in the fourth quarter. Each of Optum’s major businesses generated more than $1 billion in earnings from operations in 2014.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 85 million people worldwide. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s website (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through February 4, 2015, following the live call. The conference call replay can also be accessed by dialing 1-800-283-4593. This earnings release and the Form 8-K dated January 21, 2015 may also be accessed from the Investors page of the Company’s website.

Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this document include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “forecast,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause actual results to differ materially from results discussed or implied in the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; new laws or regulations, or changes in existing laws or regulations, or their enforcement or application, including increases in medical, administrative, technology or other costs or decreases in enrollment resulting from U.S., Brazilian and other jurisdictions regulations affecting the health care industry; assessments for insolvent payers under state guaranty fund laws; our ability to achieve improvement in CMS star ratings and other quality scores that impact revenue; reductions in revenue or delays to cash flows received under Medicare, Medicaid and TRICARE programs, including sequestration and the effects of a prolonged U.S. government shutdown or debt ceiling constraints; changes in Medicare, including changes in risk adjustment data validation audits, payment adjustment methodology or the CMS star ratings program; our participation in federal and state health insurance exchanges which entail uncertainties associated with mix and volume of business; failure to comply with privacy and data security regulations; regulatory and other risks and uncertainties of the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; failure to manage successfully our strategic alliances or complete or receive anticipated benefits of acquisitions and other strategic transactions; fluctuations in foreign currency exchange rates on our reported shareholders equity and results of operations; downgrades in our credit ratings; adverse economic conditions, including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition; the performance of our investment portfolio; impairment of the value of our goodwill and intangible assets in connection with dispositions or if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products do not operate as intended; cyber-attacks or other privacy or data security incidents; our ability to obtain sufficient funds from our regulated subsidiaries or the debt or capital markets to fund our obligations, to maintain our debt to total capital ratio at targeted levels, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong, and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed or implied in this document or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements, except as required by applicable securities laws.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Year Ended December 31, 2014

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Supplemental Financial Information

•	UnitedHealthcare Customer Profile

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues
Premiums	$29,375	$27,707	$115,302	$109,557
Services	2,765	2,361	10,151	8,997
Products	1,127	865	4,242	3,190
Investment and other income	166	184	779	745
Total revenues	33,433	31,117	130,474	122,489
Operating Costs
Medical costs	23,434	22,504	93,257	89,290
Operating costs	5,845	5,054	21,681	19,362
Cost of products sold	1,008	757	3,784	2,839
Depreciation and amortization	381	350	1,478	1,375
Total operating costs	30,668	28,665	120,200	112,866
Earnings from Operations	2,765	2,452	10,274	9,623
Interest expense	(151)	(176)	(618)	(708)
Earnings Before Income Taxes	2,614	2,276	9,656	8,915
Provision for income taxes	(1,104)	(849)	(4,037)	(3,242)
Net Earnings	1,510	1,427	5,619	5,673
Earnings attributable to noncontrolling interests	—	—	—	(48)
Net earnings attributable to UnitedHealth Group common shareholders	$1,510	$1,427	$5,619	$5,625
Diluted earnings per share attributable to UnitedHealth Group common shareholders	$1.55	$1.41	$5.70	$5.50
Diluted weighted-average common shares outstanding	973	1,014	986	1,023

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	December 31,	December 31,
	2014	2013
Assets
Cash and short-term investments	$9,236	$9,213
Accounts receivable, net	4,252	3,052
Other current assets	10,068	8,115
Total current assets	23,556	20,380
Long-term investments	18,827	19,605
Other long-term assets	43,999	41,897
Total assets	$86,382	$81,882
Liabilities and Shareholders' Equity
Medical costs payable	$12,040	$11,575
Commercial paper and current maturities of long-term debt	1,399	1,969
Other current liabilities	17,184	14,337
Total current liabilities	30,623	27,881
Long-term debt, less current maturities	16,007	14,891
Other long-term liabilities	5,910	5,786
Redeemable noncontrolling interests	1,388	1,175
Shareholders' equity	32,454	32,149
Total liabilities and shareholders' equity	$86,382	$81,882

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Year Ended December 31,
	2014	2013
Operating Activities
Net earnings	$5,619	$5,673
Noncash items:
Depreciation and amortization	1,478	1,375
Deferred income taxes and other	(415)	(82)
Share-based compensation	364	331
Net changes in operating assets and liabilities	1,005	(306)
Cash flows from operating activities	8,051	6,991
Investing Activities
Sales and maturities of investments, net of (purchases)	799	(1,611)
Purchases of property, equipment and capitalized software, net	(1,447)	(1,161)
Cash paid for acquisitions, net	(1,923)	(362)
Other, net	37	45
Cash flows used for investing activities	(2,534)	(3,089)
Financing Activities
Acquisition of noncontrolling interest shares	—	(1,474)
Common stock repurchases	(4,008)	(3,170)
Dividends paid	(1,362)	(1,056)
Net change in commercial paper and long-term debt	391	152
Other, net	(314)	602
Cash flows used for financing activities	(5,293)	(4,946)
Effect of exchange rate changes on cash and cash equivalents	(5)	(86)
Increase (decrease) in cash and cash equivalents	219	(1,130)
Cash and cash equivalents, beginning of period	7,276	8,406
Cash and cash equivalents, end of period	$7,495	$7,276

UNITEDHEALTH GROUP
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues
UnitedHealthcare	$30,434	$28,786	$119,798	$113,725
Optum	12,876	10,437	47,746	38,117
Eliminations	(9,877)	(8,106)	(37,070)	(29,353)
Total consolidated revenues	$33,433	$31,117	$130,474	$122,489
Earnings from Operations
UnitedHealthcare	$1,726	$1,775	$6,992	$7,132
Optum (a)	1,039	677	3,282	2,491
Total consolidated earnings from operations	$2,765	$2,452	$10,274	$9,623
Operating Margin
UnitedHealthcare	5.7%	6.2%	5.8%	6.3%
Optum	8.1%	6.5%	6.9%	6.5%
Consolidated operating margin	8.3%	7.9%	7.9%	7.9%

Revenues
UnitedHealthcare Employer & Individual	$10,721	$11,423	$43,017	$44,847
UnitedHealthcare Medicare & Retirement	11,494	10,950	46,258	44,225
UnitedHealthcare Community & State	6,517	4,767	23,586	18,268
UnitedHealthcare Global	1,702	1,646	6,937	6,385

OptumHealth	3,017	2,508	11,032	9,855
OptumInsight	1,487	1,178	5,227	4,714
OptumRx	8,507	6,868	31,976	24,006
Optum eliminations	(135)	(117)	(489)	(458)

(a)
Earnings from operations for Optum for the three months and year ended December 31, 2014 included $341 and $1,090 for OptumHealth; $367 and $1,002 for OptumInsight; and $331 and $1,190 for OptumRx, respectively. Earnings from operations for Optum for the three months and year ended December 31, 2013 included $242 and $949 for OptumHealth; $181 and $831 for OptumInsight; and $254 and $711 for OptumRx, respectively.

UNITEDHEALTH GROUP
UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)

People Served	December 31, 2014	September 30, 2014	December 31, 2013
Commercial risk-based	7,505	7,545	8,185
Commercial fee-based	18,350	18,300	19,055
Commercial fee-based TRICARE	2,895	2,910	2,920
Total Commercial	28,750	28,755	30,160
Medicare Advantage	3,005	2,995	2,990
Medicaid	5,055	4,920	4,035
Medicare Supplement (Standardized)	3,750	3,715	3,455
Total Public and Senior	11,810	11,630	10,480
International	4,425	4,550	4,805
Total UnitedHealthcare - Medical	44,985	44,935	45,445
Supplemental Data
Medicare Part D stand-alone	5,165	5,155	4,950

Note:	UnitedHealth Group served 88.5 million individuals across all businesses at December 31, 2014, 88.5 million at September 30, 2014, and 88.2 million at December 31, 2013.